Integra LifeSciences has added a news release to its Investor Relations website.

Title: Integra LifeSciences Holdings Corporation Appoints Thomas J. Baltimore, Jr. to Its Board of Directors
Date(s): 2/22/2007 4:02:00 PM

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PLAINSBORO, N.J., Feb. 22, 2007 (PRIME NEWSWIRE) -- Integra LifeSciences
Holdings Corporation (Nasdaq:IART) announced that Thomas J. Baltimore, Jr. will join its board of directors on March 5, 2007.

Mr. Baltimore is Co-Founder and President of RLJ Development, LLC (RLJ), a privately-held real estate investment company that he founded with Robert L. Johnson in 2000. Mr. Baltimore has direct day-to-day responsibility for all RLJ's activities including more than one billion dollars in equity under management and 116 hotels in major markets in North America valued at approximately $2.5 billion.

Richard Caruso, Chairman of Integra's board of directors, stated, "I am thrilled that Tom has agreed to join our board of directors. Tom is a seasoned senior executive with extensive financial expertise. His management and leadership experience make him a great addition to the Board."

"I am enthusiastic about working with Integra in their mission of improving the quality of life for patients around the world," said Mr. Baltimore. "I am pleased to be filling this new position as a director and look forward to working with the entire team at Integra. I believe Integra is well positioned to continue its leadership building franchises with leading market positions."

Stuart Essig, Integra's President and Chief Executive Officer, said, "Tom is an extraordinary entrepreneur and businessperson. We are excited to have him as part of the Integra team. I look forward to Tom's contributions to Integra's strategic development."

The board of directors authorized an increase in the size of the board from seven members to eight and appointed Mr. Baltimore to fill the vacancy. The other members of the board are Richard E. Caruso, Ph.D., Keith Bradley, Ph.D., Stuart M. Essig, Neal Moszkowski, Christian S. Schade, James M. Sullivan, and Anne M. VanLent.

Prior to launching RLJ, Mr. Baltimore served with Hilton Hotels Corporation as Vice President, Development and Finance (1999 to 2000) and Vice President, Gaming Development (1997 to 1998). From 1994 to 1996, Mr. Baltimore was Vice President, Business Development for Host Marriott Services (a spinoff entity from Host Marriott Corporation). Mr. Baltimore also worked for Marriott Corporation from 1988 to 1989 and from 1991 to 1993, holding various positions in the company. Prior to his employment with Marriott, Mr. Baltimore was a staff auditor for Price Waterhouse. Mr. Baltimore earned a B.S. degree from the McIntire School of Commerce at the University of Virginia in 1985 and an M.B.A. from the Colgate Darden Graduate School of Business Administration at the University of Virginia in 1991. He serves on the Urban Land Institute's Hotel Development Council and the Hilton Hotel Corporation's Owner's Advisory Board, and was recently elected to the Marriott Inns National Association Board. Mr. Baltimore was a recipient of the 1997 Baume & Mercier/Forbes magazine award recognizing "Ten Rising Business Stars of Our Time."


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Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products are used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery to treat millions of patients every year. Integra's headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

CONTACT: Integra LifeSciences Holdings Corporation
John B. Henneman, III, Executive Vice President
Chief Administrative Officer
(609) 936-2481
jhenneman@integra-ls.com
John Bostjancic, Vice President, Corporate Development
(609) 936-2239
jbostjancic@integra-ls.com